Exhibit 99.1

Supermicro® Receives Nasdaq Staff Determination Letter;
Has Requested Hearing Before Hearings Panel

SAN JOSE, Calif. - March 16, 2018 (BUSINESS WIRE)- Super Micro Computer, Inc. (NASDAQ:SMCI) (the “Company”), a global leader in high performance, high-efficiency server, storage technology and green computing, today announced that it has received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that since it remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017 and December 31, 2017, the Staff has determined that the Company is non-compliant with Nasdaq Listing Rule 5250(c)(1). Previously the Staff granted the Company an extension until March 13, 2018 to file all delinquent periodic reports. As a result of the foregoing, the Company’s common stock is subject to suspension in trading on March 23, 2018 and delisting from Nasdaq unless the Company requests a hearing before a Hearings Panel by March 21, 2018.

On March 16, 2018, the Company submitted a letter to Nasdaq requesting a hearing before a Hearings Panel at which it intends to present its plan to regain and thereafter maintain compliance with all applicable Nasdaq listing requirements. The hearing request automatically stays the delisting process for a period of 15 calendar days from the date of the deadline to request a hearing. The Hearings Panel has the authority to grant the Company additional time of up to 360 days from the original due date of the Company’s first late filing to regain compliance before further action would be taken to delist the Company’s common stock.

In connection with its request for a hearing, the Company has also requested a stay of the suspension of trading and delisting of its common stock, pending the decision of the Hearings Panel. The Hearings Panel will notify the Company by April 5, 2018 of its decision to allow the Company to continue to trade on Nasdaq pending the hearing and a decision by the Hearings Panel. There can be no assurance that the Hearings Panel will grant the Company’s request for continued listing or stay the delisting of its common stock.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the Company’s presentation to the Hearings Panel and its expectations as to its ability to regain and maintain compliance with Nasdaq’s continued listing standards. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets / accessories delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia). Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc. All other brands, names and trademarks are the property of their respective owners.

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Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com